Exhibit A-2B

Peru Facilities – Aguaytia

is 100% unless otherwise specified


Duke Energy Corporation
Duke Capital LLC
PanEnergy Corp
DESI
DEA
DEI
DEG
TEB
90.8%
DEILA
9.2%
TEC Aguaytia, Ltd.
PIDC Aguaytia, LLC
IGC Aguaytia Partners LLC
22.0454%
Aguaytia Energy, LLC
15.78%
97.2238%
99%
Peru Energy Holdings Corporation
1%
Peru Energy Holdings, LLC